Exhibit 23.1
Auditors’ Consent
We consent to the incorporation by reference in this registration statement on Form S-8 (the “Registration Statement”) of Teck Resources Limited (the “Company”) of our report to the shareholders of the Company with respect to the consolidated balance sheets of the Company as at December 31, 2009 and December 31, 2008, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as at December 31, 2009. Our report to the shareholders is dated February 23, 2010, except for Note 3(b) (ii) which is as of March 5, 2010.
Chartered Accountants
Vancouver, Canada
November 24, 2010
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.